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                                                                    EXHIBIT 12.2

                 FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
        STATEMENT REGARDING COMPUTATION OF RATIO OF TOTAL DEBT TO EBITDA
                                   (Unaudited)
                                 (in thousands)

                                                As at September 30, 1997
                                       ------------------------------------------
                                       Actual         Adjustment        Pro forma
                                       ------         ----------        ---------
Credit Facility
  Revolving credit loans             $  81,500        $ (81,500)        $      --
  Term loan                             65,500          (65,500)               --
Notes offered hereby                        --          150,000           150,000
Capital leases                          12,935                             12,935
Other debt                               6,709                              6,709
                                     ---------                          ---------
Total debt                             166,644                            169,644
                                     =========                          =========

EBITDA after other adjustment                                              31,389

Ratio of total debt to EBITDA                                                5.40
                                                                        =========


Note:

The net proceeds from the sale of the Senior Notes were assumed to be used to repay all the amounts outstanding under the Credit Facility.